ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is made effective as of April 20, 2011, is made by and between Actient Pharmaceuticals LLC, a Delaware limited liability company (the “Buyer”), and Columbia Laboratories, Inc., a Delaware corporation (the “Seller”).

Whereas, the Seller is in the business of developing, manufacturing (or having manufactured), marketing, selling and distributing the Product in the Territory (the “Product Business”); and

Whereas, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain Purchased Assets related to the Product, all upon the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Buyer and the Seller agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Accountant” means Deloitte.

“Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by the Buyer and the Seller at the Closing, substantially in the form of Exhibit A attached hereto.

“Assumed Contractual Obligations” means the obligations of the Seller under the Assigned Contracts but only to the extent such obligations arise during and related to the period of time from and after the Closing Date and relate to performance under the Assigned Contracts from and after the Closing. For purposes of clarification, Assumed Contractual Obligations shall not include any Liabilities (including for any breaches by the Seller) arising during, or relating to, periods on or prior to the Closing Date.

“Bill of Sale” means the Bill of Sale to be executed by the Buyer at the Closing, substantially in the form of Exhibit B attached hereto.

“Books and Records” means all files, documents, instruments, papers, books and records (including financial information) of the Seller to the extent related primarily to the Product or the Purchased Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Wilmington, Delaware are permitted or required to close by any Governmental Rule.

“Chargeback” means a contractual fee, assessment, credit, offset, deduction, or other charge claimed by a distributor that purchased the Product from Seller under a contractual relationship or from Buyer or any of their respective Affiliates, which claim is based on sales of the Product by such distributor to certain of its customers that have reduced or discounted pricing arrangements with Seller or Buyer with respect to the Product. For purposes of clarity, a “Chargeback” shall not include a “Coupon Reimbursement”.

“Contracts” means contracts, leases, indentures, agreements, purchase orders and all other arrangements, whether written or oral and whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

“Coupon Reimbursement” means any fee, assessment or other charge claimed by a third party payor or service provider that reimbursed a retailer of the Product for reduced pricing provided by the retailer upon presentation of a coupon by the end-user.

“Customer Lists” means lists of all past and current customers of the Product in the Territory.

“Customer Orders” means orders for Finished Goods from customers of the Seller or any of the Seller's Affiliates in the Territory.

“Encumbrance” means any mortgage, charge, deed of trust, lien, security interest, easement, right of way, pledge, assessment, encumbrance or restriction of any nature whatsoever.

“Excluded Intellectual Property” means: (a) the Seller Trademarks and (b) the Licensed Intellectual Property.

“FDA” means the United States Food and Drug Administration, any successor thereto, and all foreign equivalents.

“Finished Goods” means the labeled, packaged and ready for distribution Products that are salable to the Seller's customers as of the Closing Date.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality of applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity, including, but not limited to, any applicable rule, regulation or guidance promulgated by the FDA pursuant to the Act.

“Intellectual Property” means industrial and intellectual property rights, whether protectable by statute, at common law or in equity, including, without limitation, any rights of copyright, trade secrets, confidential information, know-how, trade mark, invention, patents and any right to registration of the foregoing.

“Inventions” mean any findings, developments, discoveries, inventions, additions, modifications, formulations, or changes which are necessary for or used in the development, manufacture or commercialization of the Products, including without limitation, new or improved methods, processes, manufacturing techniques, specifications, ingredients, formulations, compositions, preparations, presentations, means of delivery, dosages, packaging or labeling of the Products, whether or not protected or protectable as a trade secret, patent, trademark or copyright.

“Knowledge of the Seller” or “Seller's Knowledge” means the actual knowledge of the following individuals: Frank Condella (Chief Executive Officer), Michael McGrane (Senior Vice President, General Counsel and Secretary), Lawrence A. Gyenes (Senior Vice President, Chief Financial Officer and Treasurer) and George Creasy (Vice President of Clinical Research).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or to become due, or determined or determinable, including any liability for Taxes and those arising under any Governmental Rule, Contract or otherwise.

“License Agreement” means the License Agreement to be entered into by the Buyer and the Seller at the Closing with respect to the Licensed Intellectual Property, substantially in the form of Exhibit C attached hereto.

“Licensed Intellectual Property” means: (a) the Licensed Trade Dress; (b) the Licensed Patents; (c) the Licensed Know How; and (d) all other Intellectual Property licensed pursuant to the License Agreement.

“Licensed Know How” means any know-how of Seller and its Affiliates related to the Product but not included in the Product Know-How.

“Licensed Patents” means all: (a) U.S. patents and patent applications set forth on Schedule 1.1(a)-2; (b) U.S. patents and patent applications claiming priority thereto or to which the patents and patent applications set forth on Schedule 1.1(a)-2 claim priority, whether or not filed before or after the Closing Date, including provisionals, continuations, continuations-in-part and divisions; (c) all patents and registrations issuing therefrom; (d) re-examinations, renewals, reissues, and extensions allowed on any of the foregoing; and (e) all other U.S. patents and patent applications owned or controlled by, or licensed to, Licensor or its Affiliates as of the Closing Date that cover a Product or that the practice of which is reasonably necessary for Buyer to make, have made, use, sell, offer to sell or import the Product and/or its improvements, modifications or extensions within the Territory.

“Licensed Trade Dress” means the lay out, designs and coloring used on the packaging of the Product solely to the extent also currently used by Seller or its current Affiliates on product packaging of their products other than the Product.

“Losses” means any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses (and any interest imposed thereon), including reasonable attorneys' fees and litigation expenses.

“Material Adverse Effect” means a change, circumstance or effect that has had or would be reasonably expected to have a materially adverse effect on the Product, the Product Business, the Purchased Assets, or the Assumed Liabilities, taken as a whole, but excluding any change, circumstance or effect caused by or relating to: (a) changes in conditions generally affecting (i) the healthcare or biotechnology industry, or (ii) the United States or world economy or securities markets, (b) changes in any Governmental Rule (which changes in the case of each of (i) and (ii) do not disproportionately affect Seller), (c) the announcement of this transaction, (d) the taking of any action required or contemplated by this Agreement, or (e) one or more acts of terrorism.

“NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355), including any supplements, amendments or modifications submitted to or required by the FDA or any successor application or procedure or any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for labeling, pricing and reimbursement approval.

“NDC Number” means the national drug code number associated with a product (including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the Act, and applicable FDA rules and regulations). The NDC Number of the Product, as of the date hereof, is 55056-3060-1.

“Ordinary Course of Business” means an action or activity that is consistent in nature, scope and magnitude with the past practices of the Seller and its Subsidiaries with respect to the Product Business.

“Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Post-Closing Product Channel Value” shall have the meaning set forth on Exhibit G.

“Pre-Closing Product Channel Value” shall have the meaning set forth on
Exhibit G.

“Product” means the prescription drug product approved by the FDA on June 19, 2003, as referenced in NDA No. 21-543, and sold under the name Striant® in the United States, together with any improvements, enhancements, modifications or extensions of said product, including without limitation any new uses, kits, formulations, and dosage forms.

“Product Approvals” means all Regulatory Approvals related to, or legally required for, the development, testing (including the conducting of clinical trials), manufacturing, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, sale, offer for sale or use of the Product in the Territory, a list of which is set forth on Schedule 1.1(a)-1.

“Product Inventory” means the Finished Goods existing as of the Closing Date.

“Product Know How” means all the know how, trade secrets, expertise, inventions, discoveries, technical information and other unpatented information related solely and specifically to the Product, that is owned or controlled by Seller or its Affiliates and used in the Territory, including, but not limited to, all information presently used by the Seller to make, have made, use or sell the Product.

“Product Marketing Materials” means the advertising, sales training, marketing and other promotional materials and literature set forth on Schedule 1.1(a)-3, in both print and .jpeg format to the extent available, used specifically with respect to the Product by the Seller or any of the Seller's Affiliates.

“Product Technical Specifications” means, to the extent related and material to the Product or the Purchased Assets, (a) development reports, (b) manufacturing master batch records, (c) packaging master batch records, (d) raw material specifications and test methods, (e) packaging component specifications, (f) labeling specifications, (g) manufacturing in-process and finished Product specifications and test methods, (h) Annual Product Quality Reports (APR's) over the life of the Product, (i) process, cleaning, packaging and methods validation reports at Mipharm S.p.A., (j) all site qualification data for PharmaForm, including Prior Approval Supplement, the stability reports, validity reports and FDA approval letter, and (k) supplier audit reports of Mipharm S.p.A., PharmaForm and API suppliers (if prepared by the Seller).

“Product Trade Dress” means all layout, designs, coloration and other trade dress currently used in connection with the Product in the Territory, including the trade dress listed on Schedule 5.8(a), but excluding the Licensed Trade Dress.

“Product Trademarks” means the registered Trademarks set forth on Schedule 5.8(a) and all other Trademarks used in the Territory in connection with the Product, including but not limited to the mark STRIANT and the U.S. trademark registration therefore.

“Rebate” means a fee, assessment, credit, offset, deduction, or other charge claimed by a third party payer (such as an insurer or Medicare/Medicaid) or a service provider, in each case that purchased or paid for the purchase of the Product from a distributor or retailer of the Product, and where such charge is based on the difference between the payment made for the Product and the reduced or discounted pricing contractually or legally required to be extended to or through such third party payer or service provider for the Product. For purposes of clarification, a 'Rebate” shall not include a “Coupon Reimbursement”.

“Receivables” means all trade accounts receivable arising from the sale of the Product on or before the Closing Date.

“Regulatory Applications” means any and all applications for approval to develop, test (including conducting clinical trials), manufacture, process, distribute, import, market, store, label, package, promote, sell, or offer to sell the Product in any jurisdiction in the Territory, and all supplements, amendments and revisions thereto, whether approved or not.

“Regulatory Approvals” means all licenses, permits, waivers, consents, certificates, registrations, approvals (including, without limitation, approvals of NDAs, pricing and third party reimbursement approvals, and labeling approvals) of, with or from any Governmental Entity.

“Regulatory Files” means (a) all Product Adverse Drug Event Reports (PADER's) over the life of the Product and other data, information and materials relating to adverse experiences and other safety issues solely with respect to the Product, (b) all material correspondence between the Seller or any of the Seller's Affiliates, on the one hand, and any Governmental Entity, on the other hand, relating to the Product, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by the Seller or its Affiliates, (c) all other documents, reports, records and other data, information and materials relating to the Product and relevant to compliance with the Act and all other Governmental Rules of the Product and the Seller's activities concerning the development, testing (including conducting clinical trials), manufacture, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, or sale of the Product, (d) the original Product NDA and all supplements and amendments to such NDA over the life of the Product, and (e) all Product NDA Annual Reports (AR's) over the life of the Product.

“Seller Trademarks” means all Trademarks of Seller and its Affiliates other than the Product Trademarks, in each case including all formatives and derivatives thereof, all composite marks including such names or any such formatives or derivatives and any colorable imitation of any of the foregoing.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means the United States, including its territories and possessions.

“Trademark Assignment” means the Form of Trademark Assignment set forth as Exhibit F hereto with respect to the Product Trademarks.

“Trademarks” means all trademarks, service marks, trade names, brand names, corporate names, logos, symbols, slogans, Internet domain names, and other indicia of origin, in each case, whether registered or unregistered, together with all adaptations, derivations and combinations of any of the foregoing, and all goodwill of the business symbolized thereby or associated therewith, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof, whether domestic or foreign.

“Transferred Intellectual Property” means all Intellectual Property included in the Purchased Assets.

Section 1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below:

Agreement...........................................	Preamble	Final Channel Value Purchase Price................	3.4(c)
Assigned Contracts..............................	2.2(a)(vi)	Fundamental Buyer Representations...............	9.1
Assumed Liabilities.............................	2.3	Fundamental Seller Representations................	9.1
Basket..................................................	9.2(b)	Indemnification Claim Notice..........................	9.4(a)
Business Insurance Policies.................	5.9	Indemnified Party.............................................	9.4(a)
Buyer....................................................	Preamble	Indemnifying Party...........................................	9.4(a)
Buyer Indemnified Parties...................	9.2(a)	Material Suppliers............................................	5.13
Buyer Permits......................................	6.6	Product Business..............................................	Preamble
Buyer Transaction Documents............	6.2	Purchase Price..................................................	3.1
Cap.......................................................	9.2(b)	Purchased Assets..............................................	2.2(a)
cGMP...................................................	5.7(a)	Receiving Party................................................	7.10(c)
Channel Value Dispute Notice.............	3.4(c)	Required Consents...........................................	8.1(c)
Channel Value Purchase......................		Retained Liabilities..........................................	2.3
Price Adjustment.................................	3.4	Return Policy....................................................	7.10(b)
Channel Value Statement.....................	3.4(c)	Seller................................................................	Preamble
Closing.................................................	4.1	Seller Indemnified Parties................................	9.3(a)
Closing Date........................................	4.1	Seller Permits...................................................	5.7(b)
Competing Business............................	7.4	Seller Transaction Documents.........................	5.2
De Minimis Claim...............................	9.2(c)	Shared Lot........................................................	7.10(b)(iv)
Disclosure Schedules...........................	Article V	Third Party Claim............................................	9.4(b)
Excluded Assets...................................	2.2(b)

Section 1.3    Interpretation.
(a)When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”
(b)Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)All references to the preamble, recitals, Articles, Sections, Exhibits and Schedules shall be deemed to be references to the preamble, recitals, Articles, Sections, Exhibits and Schedules to this Agreement.
(d)This Agreement shall be deemed to have been drafted jointly by the Buyer and the Seller and shall not be specifically construed against either party based on any claim that such party or its counsel drafted this Agreement.
Section 1.4    Currency. All currency amounts referred to in this Agreement are in United States Dollars unless otherwise specified.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept, all right, title and interest of the Seller in, to and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 2.2    Purchased Assets.
(a)“Purchased Assets” means all of the following properties, assets and rights of the Seller or any of the Seller's Affiliates:
(i)the Product;

(ii)Product Trademarks;
(iii)Product Trade Dress;
(iv)Product Know How;
(v)the Regulatory Applications and Product Approvals;
(vi)the contracts set forth on Schedule 2.2(a)(vi) (collectively, the “Assigned Contracts”);
(vii)the Product Marketing Materials;
(viii)the Regulatory Files (in electronic form or hard copy);
(ix)the Books and Records (including the Customer Lists);
(x)the Product Technical Specifications;
(xi)all Product Inventory as of the Closing Date (the “On-Hand Inventory”);
(xii)all rights to receive mail and other correspondences and communications (including electronic mail) addressed to the Seller relating solely to the Product Business (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Entity, customers, advertisers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets);
(xiii)any unfilled Customer Orders received by the Seller on or prior to the Closing Date;
(xiv)all other properties, assets and rights owned or otherwise held by Seller, or in which Seller otherwise has an interest, primarily related to the Product or Product Business other than the Licensed Intellectual Property and Receivables relating to Products shipped by the Seller on or prior to the Closing Date; and
(xv)any and all goodwill related to any of the foregoing, and the right to sue and recover for past, present or future infringements, misappropriations or violations thereof.
(b)Notwithstanding anything to the contrary in Section 2.2(a), all tangible and intangible assets of the Seller other than the Purchased Assets, including but not limited to Licensed Intellectual Property and Receivables relating to Products shipped by the Seller on or prior to the Closing Date, shall constitute the “Excluded Assets,” and shall be excluded from the purchase and sale contemplated hereby.
Section 2.3    Assumption of Certain Liabilities and Obligations. The Buyer shall assume, satisfy, pay, perform and discharge when due only the following Liabilities of the Seller or any of the Seller's Affiliates (collectively, the “Assumed Liabilities”): (a) the Assumed Contractual Obligations; (b) any Liabilities arising under any Customer Orders, arising during and related to the period of time from and after the Closing Date and relate to performance under the Customer Orders from and after the Closing; and (c) any Liabilities to the extent related to Buyer's ownership or operation of the Purchased Assets following the Closing Date. It is expressly understood and agreed that, other than the Assumed Liabilities, the Buyer shall not assume, nor shall it be liable for, any Liabilities of the Seller or its Affiliates (collectively, the “Retained Liabilities”), and Seller hereby acknowledges that it is retaining, and is and shall be liable for, the Retained Liabilities. For the avoidance of doubt, the contracts listed on Schedule 5.8(h) and any marketing materials of the Seller or its Affiliates not included in the Product Marketing Materials are Excluded Assets and all Liabilities arising from or related to Excluded Assets are Retained Liabilities.
ARTICLE III
PURCHASE PRICE
Section 3.1    Purchase Price. As consideration for the Purchased Assets, on the date hereof, the Buyer shall (a) assume the Assumed Liabilities and (b) pay to Seller an aggregate amount equal to the sum of Three Million One Hundred Thousand and No/100 Dollars ($3,100,000.00) (together, the “Purchase Price”), which shall be paid at the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.
Section 3.2    Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with any Governmental Rule and as set forth in Exhibit

D. The Buyer and the Seller each agree (a) to report (and to cause its respective Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with any Governmental Rule and with the terms of this Agreement (including the allocation provided in Exhibit D), and (b) not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise. All payments made pursuant to Article IX shall be deemed adjustments to the Purchase Price.
Section 3.3    Transfer Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer taxes (but specifically excluding FDA related fees and expenses) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all taxes to be paid that may be imposed, payable, collectible or incurred at Closing, shall be borne by the Seller.
Section 3.4    Channel Value Purchase Price Adjustment. Following the Closing, each party shall be entitled to receive from the other party (subject to the terms and conditions set forth in this Section 3.4) an adjustment to the Purchase Price (the “Channel Value Purchase Price Adjustment”) based on a comparison of the Pre-Closing Product Channel Value and the Post-Closing Product Channel Value. The amount of the adjustment (if any) paid shall be determined in accordance with this Section 3.4 and Exhibit G and shall be paid pursuant to the terms of Section 3.4(d) below:
(a)If the Post-Closing Product Channel Value is greater than 105% of the Pre-Closing Product Channel Value, the Seller shall pay the Buyer an amount equal to such excess.
(b)If the Post-Closing Product Channel Value is less than 95% of the Pre-Closing Product Channel Value, the Buyer shall pay the Seller an amount equal to such shortfall.
(c)Within forty-five (45) days following the Closing, the Buyer shall prepare and deliver to the Seller a statement, with supporting 852 Reports, that sets forth the Pre-Closing Product Channel Value and the Post-Closing Channel Value (the “Channel Value Statement”). Within fifteen (15) days following delivery by the Buyer of the Channel Value Statement, the Seller may deliver written notice (the “Channel Value Dispute Notice”) to the Buyer of any disagreement that the Seller may have as to any calculation set forth in the Channel Value Statement. Such Channel Value Dispute Notice shall set forth in reasonable detail the basis of such disagreement together with the amount in dispute. If no Channel Value Dispute Notice is received by the Buyer within such fifteen (15) Business Day period, the Buyer's computation set forth in the Channel Value Statement shall be deemed to be final and binding on all parties. Alternatively, within fifteen (15) Business Days following delivery by the Buyer of the Channel Value Statement, the Seller may deliver written notice to the Buyer of the Seller's acceptance of the Channel Value Statement. The Seller and its representatives shall be given reasonable access to the Buyer's books, records and personnel to the extent relating to the computation of the Channel Value Statement (in each case, during reasonable business hours, solely for the purpose of verifying the Buyer's calculation set forth in the Channel Value Statement). During the fifteen (15) calendar days following delivery of any Channel Value Dispute Notice, the Buyer and the Seller shall seek in good faith to resolve any differences which they may have with respect to the matters specified in such Channel Value Dispute Notice. If the Buyer and the Seller are unable to resolve any disagreement as to the calculation set forth in the Channel Value Statement within such fifteen (15) calendar day period, then the amounts in dispute shall be referred to the Accountants for final arbitration within forty-five (45) calendar days after submitting the matter to the Accountants, which arbitration shall be final and binding on each of the Buyer and the Seller. The Accountants shall act as an arbitrator to determine, based solely on written presentations by the Buyer and the Seller delivered within fifteen (15) calendar days of engaging the Accountants as arbitrator, and not by independent review, only those amounts still in dispute. No discovery will be permitted and no arbitration hearing will be held. The Buyer and the Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountant shall be borne by the Buyer if the difference between the Accountant's determination of the Channel Value Purchase Price Adjustment and the Buyer's calculation of the Channel Value Purchase Price Adjustment is greater than the difference between the Accountant's determination of the Channel Value Purchase Price Adjustment and the Seller's

calculation of the Channel Value Purchase Price Adjustment, and by the Seller if the first such difference is less than the second such difference, and otherwise equally by the Buyer and the Seller. The term “Final Channel Value Purchase Price Adjustment” as used in this Agreement, shall mean the definitive amount of the Channel Value Purchase Price Adjustment accepted by the Seller or agreed to by the Seller and the Buyer in accordance with this Section 3.4(c) or the definitive amount of the Channel Value Purchase Price Adjustment resulting from the determination made by the Accountants in accordance with this Section 3.4(c) (in addition to those items theretofore accepted by the Seller or agreed to by the Seller and the Buyer).
(d)Within five (5) Business Days following the final determination of the Final Channel Value Purchase Price Adjustment, either the Buyer or Seller, as applicable, shall pay to the other party, by wire transfer of immediately available funds to an account designated by the receiving party, an amount equal to the Final Channel Value Purchase Price Adjustment, if any, determined pursuant to this Section 3.4.
(e)Any payments made pursuant to this Section 3.4 shall be treated as a purchase price adjustment for all Tax purposes, unless otherwise required by Governmental Rules.
(f)For purposes of clarification, an example of the Channel Value Purchase Price Adjustment is set forth on Exhibit G.
ARTICLE IV
THE CLOSING
Section 4.1    Closing Date. The closing of the sale and transfer of the Purchased Assets (the “Closing”) shall occur by means of exchange of signature pages by facsimile or other electronic means (to be followed by delivery of hard copies of all Closing deliveries) or, at the election of the Seller or the Buyer, at the offices of the Seller's counsel on the date first set forth above, which is herein referred to as the “Closing Date.” The Closing shall be effective as of the close of business on the Closing Date.
Section 4.2    Closing Activities.
(a)At the Closing: (i) the Seller shall deliver or cause to be delivered to the Buyer each of the items referred to in Section 8.1(b), in each case duly executed; and (ii) the Buyer shall deliver or cause to be delivered to the Seller each of the items referred to in Section 8.2(c), in each case duly executed.
(b)At the Closing, the Buyer shall pay the Purchase Price to the Seller in the manner set forth in Section 3.1 above, and the Seller shall deliver, or shall cause its relevant Affiliate to deliver, to the Buyer (i) the Product Marketing Materials, (ii) the Regulatory Applications and Regulatory Files in electronic form or hard copy and Product Know How, (iii) all Books and Records, (iv) evidence of releases of all Encumbrances (other than Permitted Encumbrances) relating to the Purchased Assets, (v) copies of all Required Consents; and (vi) copies of all correspondence with the U.S. Patent and Trademark Office and files related to the Product Trademarks.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer as of the date hereof that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Seller to the Buyer (the “Disclosure Schedules”), which is attached to this Agreement as Exhibit E and is designated therein as being the Disclosure Schedules. The Disclosure Schedules shall be arranged in sections corresponding to each Section of this Agreement. Each exception to a representation and warranty set forth in the Disclosure Schedules shall qualify any representation and warranty to which it is reasonably apparent from the context of such disclosure that it is responsive.

Section 5.1    Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite power and authority to own the Purchased Assets and to carry on its business with respect to the Product as currently conducted. The Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect.
Section 5.2    Authority; Execution and Delivery. The Seller has the requisite power and authority to enter into this Agreement and/or each of the documents contemplated hereby to which the Seller is or will be a party (collectively, the “Seller Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Transaction Documents by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been, and each of the Seller Transaction Documents will be on or prior to the Closing, duly executed and delivered by the Seller assuming the due authorization, execution and delivery by the Buyer of this Agreement and the Seller Transaction Documents to which the Buyer is a party, will constitute the legal, valid and binding obligations of the Seller, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.
Section 5.3    No Violation; Consents. Except as disclosed on Schedule 5.3, the authorization, execution and delivery by the Seller of this Agreement and the Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof do not and will not: (a) violate any Governmental Rule applicable to the Seller or the Purchased Assets or conflict with, or result in (i) a breach or default under, (ii) the termination or cancellation of or accelerate the performance required by, or (iii) the creation or imposition of any Encumbrance, other than Permitted Encumbrances, or any other Encumbrance upon, any Purchased Asset; (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations that have been obtained or made; or (c) conflict with or violate any provisions of the charter or bylaws or comparable organizational documents of the Seller.
Section 5.4    Title to Purchased Assets.
(a)The Seller has and at the Closing the Seller will deliver to Buyer, good, marketable and valid title to, and/or an enforceable right to use, each of the Purchased Assets, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances. There are no adverse claims of ownership to the Product or the Purchased Assets. The Seller has not received notice that any Person has asserted a claim of ownership or right of possession or use in and to any of the Product or the Purchased Assets, other than Permitted Encumbrances.
(b)Except as set forth on Schedule 5.4(b), no Affiliate of the Seller owns, beneficially or of record, or has any rights, title or interest in, to or under any Purchased Asset or conducts any part of the Product Business. At the time of the Closing, no Person other than the Buyer has or shall have any claim of ownership rights whatsoever, including reversionary ownership interests in, any of the Purchased Assets. Except as set forth on Schedule 5.4(b), the Purchased Assets include all of the material tangible and intangible assets, properties and rights that are (i) used by Seller primarily to conduct the Product Business as of the Closing Date and (ii) to the Seller's Knowledge, owned by Seller as of the Closing Date and used by Seller primarily to conduct the Product Business within three (3) years prior to the Closing Date.
Section 5.5    Litigation. Except as set forth on Schedule 5.5, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice, review or inquiry relating to the Seller's development, testing, manufacture, distribution or sale of the Product or relating to the other Purchased Assets or Assumed Liabilities has been filed or commenced or, to the Knowledge of the Seller, is pending or has been threatened against the Seller or, to the Knowledge of the Seller, the contract manufacturer of the Product as of the date hereof and during the past three (3) years. There are, and during the past three (3) years there has been, no outstanding writ, judgment, decree, injunction or similar order, including consent order, of any Governmental Authority that apply to the Purchased Assets that restricts the ownership, disposition or use of the Purchased Assets by the Seller or the conduct of the Product Business by the Seller, in each case, in any material respect. To the Knowledge of the Seller, there are no existing facts or circumstances that would reasonably be expected to result in any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice, review or inquiry of the type referenced in this Section 5.5.
Section 5.6    Product Approvals. Except as set forth on Schedule 5.6: (i) the Product Approvals are valid and in full force and effect; and (ii) the Seller has not received written notice that any Governmental Entity has taken, or intends to take, any action to limit, suspend, modify or revoke any Product Approval and, to the Seller's Knowledge, no Governmental Entity is considering such action.
Section 5.7    Compliance with Governmental Rules.
(a)Except as set forth on Schedule 5.7(a), Seller is, and during the past three (3) years has been, in compliance in all material respects with all Governmental Rules that relate to the Product or the Purchased Assets. The Seller has not received any written, or to Seller's Knowledge, oral notice within the three (3) year period immediately preceding the date hereof of any asserted violation of any such Governmental Rules relating to the Purchased Assets. No investigation or review by any Governmental Entity is pending or, to the Knowledge of the Seller, threatened in connection with the Product nor, to the Knowledge of the Seller, has any Governmental Entity indicated, either orally or in writing, an intention to conduct the same. The Product Business has been and is conducted by the Seller in material compliance with all Seller Permits and applicable Governmental Rules by which the Seller or any Purchased Asset is bound, including but not limited to current Good Manufacturing Practices, as contained in 21 C.F.R. Parts 210 and Part 211 and applicable guidance documents and all requirements relating to the marketing and promotion of the Product (“cGMP”), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws. Seller has not received any written notice of a violation of any applicable Governmental Rule from any Governmental Authority relating to the Product Business or any Purchased Asset within the past three years.
(b)Except as noted in Schedule 5.7(b), the Seller holds all material permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals and other authorizations from any applicable Governmental Entity, including state and local authorities, that are required to test, manufacture, market, sell or distribute the Product, including, but not limited to, all FDA registrations, notifications and applications required to be cleared or approved for any products researched, developed, tested, distributed, packaged, labeled, marketed, manufactured, distributed, sold and/or commercialized by the Seller in the Territory (collectively, the “Seller Permits”). The Seller Permits are in full force and effect, and as of the date of this Agreement, none of the Seller Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of the Seller, threatened, and the Seller has been and, is, in compliance in all material respects with the terms of the Seller Permits and any conditions placed thereon.
(c)Seller has not received or been subject to, during the past three years, any Form FDA 483s relating to the Product, any FDA notices of adverse findings relating to the Product, or any warning letters, written complaints, or other correspondence or inquiry from the FDA or any other Governmental Authority in which the FDA or such other Governmental Authority asserted that the Purchased Assets or the conduct of the Product Business was not in compliance with applicable Governmental Rules and, to the Knowledge of Seller, Seller has not been the subject of any investigation or proceeding involving any such assertion by the FDA or another Governmental Authority during such period. During the past three years, with respect to the Purchased Assets or the conduct of the Product Business, there has not been any occurrence of any recall, replacement, or post-sale warning conducted by or on behalf of Seller or, to the Knowledge of Seller, any recall, replacement, or post-sale warning conducted by or on behalf of any third party as a result of any noncompliance with applicable Governmental Rules. The Product has not been or is not under current consideration by Seller or its Affiliates for recall, expansion of any recall, withdrawal, suspension or seizure.
(d)All serious adverse event reports related to the Purchased Assets or the Product Business have been submitted to the FDA and, to the Knowledge of Seller, no circumstances exist for which any other serious adverse event reports would reasonably be expected to be submitted. Except as described in such adverse event reports filed with the FDA, no Person has provided written notice to Seller or its Affiliates (or, to the Knowledge to Seller, to any Person acting on their behalf) of any quality, design, engineering or safety issue with respect to the Product that could adversely impact the sales of such Products.
(e)Neither Seller or any of its Affiliates, nor any of their officers, employees or agents, in each case performing services in support of the Purchased Assets or the Product Business, have ever been (1) debarred, or proposed to be debarred under 42 U.S.C. Section 335a, (2) excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs under 42 U.S.C. Section 1320a-7; or (3) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or exclusion or ineligibility to participate in any federal or state health care program under 42 U.S.C. Section 1320a-7.
(f)Neither Seller or any of its Affiliates, nor any of their officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA in relation to the Purchase Assets or the Product Business, failed to disclose a material fact required to be disclosed to the FDA in relation to the Purchase Assets or the Product Business, or committed any act, made any statement, or failed to make any statement, in relation to the Purchase Assets or the Product Business that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(g)Neither Seller or any of its Affiliates nor any of their respective officers, employees, or agents or other person acting on behalf of Seller or its Affiliates, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to U.S. or non-U.S. government officials or employees or to U.S. or non-U.S. political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable U.S. federal or state or non-U.S. Governmental Rules; or (iii) made any other unlawful payment.
Section 5.8    Intellectual Property Rights.
(a)Schedule 5.8(a) sets forth a complete and accurate list of all of the registered Transferred Intellectual Property, material unregistered Product Trademarks, and material Product Trade Dress, in each case identifying the owner of each such listed Transferred Intellectual Property.
(b)Except as set forth in Schedule 5.8(b), there are no material in-licenses of any third party Intellectual Property with respect to any of the Purchased Assets or used in connection with the Product Business.
(c)Seller or its applicable Affiliate has the sole and exclusive ownership of all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Encumbrances.
(d)To Seller's Knowledge, none of the Product, the Transferred Intellectual Property, and the Licensed Intellectual Property infringes, misappropriates, violates or conflicts with, or has in the last three (3) years infringed, misappropriated, violated or conflicted with, the Intellectual Property or other rights of any Person; and as of the date hereof, there are no outstanding claims asserted against the Seller or any of its Affiliates alleging otherwise or challenging the legality, validity, enforceability, use or ownership of the Product, the Transferred Intellectual Property, or the Licensed Intellectual Property, nor is there, to Seller's Knowledge, any basis for any such claims.

(e)No loss or expiration of any Transferred Intellectual Property or any Licensed Intellectual Property is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission of Seller or any Affiliate). Each of Seller and its Affiliates has (i) taken commercially reasonable actions to protect and maintain all of the Transferred Intellectual Property and the Licensed Intellectual Property (including protecting the confidentiality of trade secrets and other confidential information), and (ii) paid all filing, application, prosecution, registrations, maintenance, renewal fees, annuities and other regulatory requirements when due related to the foregoing and filed all necessary renewals, statements, certifications, and documents when due in connection with the registered Transferred Intellectual Property and registered Licensed Intellectual Property with the United States Patent and Trademark Office and all of the foregoing requirements are current. The Product Trademarks and Licensed Patents are valid, subsisting and enforceable, and, to the extent registered in the United States, are not the subject of any cancellation, abandonment or similar action or proceeding.
(f)Except as set forth on Schedule 5.8(f), the Transferred Intellectual Property together with the Licensed Intellectual Property constitutes all Intellectual Property that is (i) used to conduct the Product Business as of the Closing Date and (ii) to the Seller's Knowledge, owned by Seller as of the Closing Date and used by Seller to conduct the Product Business within three (3) years prior to the Closing Date.
(g)Each current or former employee, consultant, or contractor of each of Seller and its Affiliates who, for the last three (3) years, has participated in the creation or development of any Transferred Intellectual Property has executed and delivered to Seller or its applicable Affiliate a valid and enforceable agreement (i) providing for the non-disclosure by such current or former employee, consultant, or contractor of any trade secrets and other confidential information of Seller and its Affiliates, and (ii) providing for the assignment by such current or former employee, consultant, or contractor to Seller or its applicable Affiliate of any Intellectual Property arising out of such employee's, consultant's, or contractor's employment by, engagement by or contract with Seller or its applicable Affiliate.
(h)Except as otherwise disclosed on Schedule 5.8(h), the Assigned Contracts include all contracts of Seller or its Affiliates that involve rights or obligations respecting, or related to, any of the Transferred Intellectual Property.
(i)Immediately subsequent to Closing, the Transferred Intellectual Property will be owned by Buyer, and the Licensed Intellectual Property will be available for use by Buyer in accordance with the License Agreement.
Section 5.9    Insurance. Set forth on Schedule 5.9 is a complete and correct list of all insurance policies currently held by, or for the benefit of, the Seller under which it has any rights relating to the Product Business, including the underwriter of each such policy and the amount of coverage thereunder (collectively, the “Business Insurance Policies”).
Section 5.10    No Brokers. Except as set forth on Schedule 5.10, the Seller has not entered into any agreement, arrangement or understanding with any Person that will result in an obligation of the Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
Section 5.11    Inventory. The Product Inventory is, in all material respects, at levels consistent with past practices of the Seller. All Product Inventory constituting filled and finished product is free of any material defect or deficiency. The Seller has good and marketable title to the Product Inventory free and clear of any Encumbrances, except for Permitted Encumbrances. The Product Inventory (i) is not and has not been pledged as collateral or otherwise subjected to any Encumbrance other than Permitted Encumbrances, (ii) is not held on consignment, (iii) has been manufactured, produced, packaged, labeled, stored and loaded for shipment in accordance with all applicable and material Governmental Rules, specifications of the Seller, and cGMP, (iv) as of the date hereof consists of a quantity and quality usable and salable in the ordinary course of business, (v) is not obsolete, defective or damaged and (vi) is merchantable and in good and saleable condition.
Section 5.12    Financial Information. Set forth on Schedule 5.12 is a report of the Seller's aggregate gross revenue, deductions, net sales, cost of goods sold (including FDA Product Fees for 2010 and 2011), gross profit, FDA Product Fees (reported separately for 2009 only), coupon reimbursement and all other direct and indirect operating costs in respect of the Product for (i) the twelve (12) month periods ended December 31, 2009 and December 31, 2010, and (ii) the two (2) month period ended February 28, 2011. All of the foregoing product data is complete and accurate in all material respects and was calculated based upon the books and records of Seller and its Affiliates in accordance with GAAP, applied consistently throughout such periods. A true and correct description of the Seller's current coupon program(s) is set forth on Schedule 5.12 hereto. The aggregate number of units of the Product sold by Seller during the twelve (12) month periods ended December 31, 2009 and December 31, 2010 and during the two (2) month period ended February 28, 2011 are set forth on Schedule 5.12 hereto.
Section 5.13    Suppliers.    The Seller has used reasonable business efforts to maintain, and, to the Knowledge of the Seller, currently maintains, good working relationships with all of the suppliers to the Product Business. Schedule 5.13 is a complete and correct list of the five (5) largest suppliers of the Product Business (the “Material Suppliers”) for each of the two most recent fiscal years and the two (2) month period ended February 28, 2011 and sets forth opposite the name of each Material Supplier the amount paid to such vendor during such period. Except as set forth in Schedule 5.13, in the last twelve (12) months, no Material Supplier has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Seller with respect to the Product Business. Seller has not received any notice, and Seller has no Knowledge, that any Material Supplier intends to cancel or otherwise modify its relationship with the Seller or the Buyer.
Section 5.14    Contracts.    Schedule 2.2(a)(vi) sets forth a true, correct and complete list of all Contracts comprising the Assigned Contracts or which are otherwise material to the conduct of the Product Businesses or in which Intellectual Property is licensed to the Product Business. The Assigned Contracts are valid, binding and in full force and effect, and enforceable in accordance with their terms and are not subject to any claims, charges, setoffs or defenses. Except as set forth on Schedule 5.14, the Seller and, to the Knowledge of the Seller, any other party thereunder, has performed all obligations required to be performed by such party under the Assigned Contracts and is not in material breach or default (with or without the lapse of time or the giving of notice, or both) under any Assigned Contract and, to the Knowledge of the Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. The Seller has not, and to the Seller's Knowledge, no other party thereto has repudiated any material provision of any Assigned Contract or released any of its rights under any Assigned Contract. Each Assigned Contract was effected on market terms in arm's-length negotiations. The Seller has not received any notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies of all Assigned Contracts and amendments thereto have been made available to Buyer.
Section 5.15    Absence of Certain Changes or Events. Except as set forth in Schedule 5.15 or as otherwise expressly contemplated by this Agreement, since December 31, 2010 to the date of this Agreement, the Seller has conducted the Product Business in the Ordinary Course of Business, and the Seller has not, with respect to the Product Business or any of the Purchased Assets:
(a)subjected any of the Purchased Assets to any Encumbrances, other than Permitted Encumbrances;
(b)sold, transferred, leased, subleased, licensed or otherwise disposed of, to any third party, any Purchased Assets or assets necessary for the conduct of the Product Business as is currently being conducted;
(c)sold, licensed or sublicensed or otherwise transferred any rights to any third party under any Purchased Assets;
(d)entered into any Assigned Contract or accelerated, cancelled, modified or terminated any material Assigned Contract, other than in the Ordinary Course of Business;

(e) surrendered, revoked or otherwise terminated any Seller Permits, except in connection with any renewal or reissuance thereof;
(f)incurred any Assumed Liabilities in excess of $50,000, other than in the Ordinary Course of Business;
(g)waived, released or assigned any rights, which rights, but for such waiver, release or assignment, would have been classified as Purchased Assets, other than in the Ordinary Course of Business;
(h)experienced any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any Purchased Asset other than as a result of ordinary wear and tear, where applicable;
(i)delayed or postponed the payment of any Assumed Liability outside the Ordinary Course of Business;
(j)experienced any Material Adverse Effect;
(k)engaged in any promotional sales or discount or other activity with customers that has had the effect of accelerating sales of the Product Business that would otherwise be expected to occur in post-Closing periods; or
(l)agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.
Section 5.16    Inventory and Shipping Reports. Schedule 5.16 sets forth a substantially complete and correct list of Seller's 852 product inventory reports and shipping reports, both as of two (2) days prior to Closing. The Seller has previously provided complete and accurate copies of 852 product inventory reports to Buyer since January 1, 2011.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to the Seller as of the date hereof that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.1    Organization; Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Buyer has all requisite power and authority to carry on its business as it is currently being conducted.
Section 6.2    Authority; Execution and Delivery. The Buyer has the requisite power and authority to enter into this Agreement and each of the documents contemplated hereby to which the Buyer is or will be a party (collectively, the “Buyer Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been, and each of the Buyer Transaction Documents will be on or prior to the Closing, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Seller of this Agreement and the Buyer Transaction Documents to which the Seller is a party, will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.
Section 6.3    No Violation; Consents. Except as disclosed on Schedule 6.3, the execution and delivery by the Buyer of this Agreement and the Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof do not and will not: (a) violate any Governmental Rule applicable to the Buyer or conflict with, or result in (i) a breach or default under, (ii) the termination or cancellation of or accelerate the performance required by, or (iii) the creation or imposition of any security interest, lien or any other Encumbrance upon, any material Contract to which the Buyer is a party or by which it is otherwise bound, except for such violations or conflicts that would not materially interfere with the Buyer's performance of its obligations hereunder; (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations that have been obtained or made or that, if not obtained or made, would not materially interfere with the Buyer's performance of its obligations hereunder; or (c) conflict with or violate any provisions of the certificate of formation or operating agreement or comparable organizational documents of the Buyer.
Section 6.4    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any governmental agency that could materially adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.
Section 6.5    Due Diligence. The Buyer has completed and is fully satisfied with the results of its review of, and its due diligence investigations with respect to, the Product, the Purchased Assets and the Product Business.
Section 6.6    Regulatory Issues. Assuming the representations and warranties of the Seller set forth herein are true and correct, the Buyer holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals and other authorizations from any applicable Governmental Entity, including state and local authorities, that are required to test, manufacture, market, sell or distribute the Product following the Closing, including, but not limited to, all FDA registrations, notifications and applications required to be cleared or approved for any Products researched, developed, tested, distributed, packaged, labeled, marketed, manufactured, distributed, sold and/or commercialized by the Buyer in the Territory (collectively, the “Buyer Permits”). The Buyer Permits are in full force and effect, and as of the date of this Agreement, none of the Buyer Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of the Buyer, threatened, and the Buyer has been and, is, in compliance in all material respects with the terms of the Buyer Permits and any conditions placed thereon.
Section 6.7    Compliance with Governmental Rules. Buyer is in compliance in all material respects with all Governmental Rules that relate to the Buyer.
Section 6.8    Sufficiency of Funds. Buyer has, as of the Closing Date, the financial capability to purchase the Purchased Assets on the terms and subject to the conditions set forth in this Agreement. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.
Section 6.9    No Brokers. The Buyer has not entered into any agreement, arrangement or understanding with any Person that will result in the obligation of the Seller or any of its Affiliates to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
Section 6.10    No Acceleration of Returns. Except as required by any Governmental Rule or Governmental Entity, Buyer will not engage in any activity, such as a broadening of the warranty or return policy, that has the effect of accelerating returns of the Product sold prior to the Closing Date.
ARTICLE VII
COVENANTS AND AGREEMENTS
Section 7.1    Commercially Reasonable Efforts. The Seller and the Buyer shall, and shall cause each of their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under all Governmental Rules to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents and approvals of all Persons and Governmental Entities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement. Nothing contained in this Section 7.1 shall require the Seller or the Buyer or any of their respective Affiliates to pay money, incur obligations, commence or defend any legal action or similar proceeding or change the manner in which they conduct business.
Section 7.2    Further Assurances. On and after the Closing, the Seller and the Buyer shall from time to time execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.
Section 7.3    Access to Records and NDA. Each of the Buyer and the Seller shall, for a period of at least seven (7) years from the Closing Date, preserve all Books and Records and make such Books and Records available for inspection and copying (subject to reasonable rules and regulations of the Buyer and any Governmental Rules) by the Seller or its Affiliates or the Buyer or its Affiliates, as applicable, for Tax, litigation, legal, regulatory or other compliance purposes, upon reasonable request and upon reasonable notice. In addition, at the written request of the Seller at any and all times following the Closing, the Buyer and its Affiliates shall provide Seller, at Seller's expense, with a complete copy of the then current NDA and all technical data relating to the Product in its form as of the Closing Date (except for and expressly excluding any supplement by Buyer to the NDA with respect to efficacy, dosing, indication or Buyer Inventions which is not required to support approval of the Product in its form as of the Closing Date) of: (i) Seller complying with legal and regulatory requirements or (ii) Seller applying for Regulatory Approval for manufacturing, distributing or selling the Product outside the Territory. In addition, Seller shall have the right to reference Buyer's then existing NDA for the Product in its form as of the Closing Date (except for and expressly excluding any supplement by Buyer to the NDA with respect to efficacy, dosing, indication or Buyer Inventions which is not required to support approval of the Product in its form as of the Closing Date) to assist Seller in obtaining Regulatory Approval for the manufacture, distribution or sale of the Product outside of the Territory.
Section 7.4    Non-Compete. The Seller hereby agrees that from and after the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, it shall not, directly or indirectly, as an agent, consultant, director, equityholder, manager, co‑partner or in any other capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls directly or indirectly any venture or enterprise that directly or indirectly engages or proposes to engage in the Territory in the business of developing, manufacturing, selling or marketing any testosterone-containing product indicated for the treatment of hypogonadism in men (a “Competing Business”); provided, however, that nothing contained herein shall be construed to prevent the Seller from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over‑the‑counter market so long as such party is not involved in the business of said corporation and such party does not own more than two percent (2%) of the stock of such corporation. Notwithstanding the foregoing, the restrictive covenants set forth in this Section 7.4 shall not apply to any independent third party purchaser of a majority of the Seller's stock or substantially all of Seller's assets, which purchaser is engaging in a Competing Business at the time of such sale or engages in a Competing Business following such sale without any assets of or direct or indirect assistance from the Seller.
Section 7.5    Interference with Relationships. From and after the Closing Date and continuing until the second (2nd) anniversary of the Closing Date, neither Seller nor Buyer shall, directly or indirectly, as agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of the other party, employ, engage, recruit or solicit for employment or engagement, any Person who is (or was within six (6) months of the Closing Date) employed or engaged by the other party, or otherwise seek to influence or alter any such Person's relationship with any of the foregoing. Neither the Seller nor Buyer shall in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers and other business associates from maintaining the same business relationships with the other party after the date of this Agreement as were maintained with the other party with respect to the Product Business prior to the date of this Agreement.
Section 7.6    Confidentiality.
(a)From and after the Closing Date, the Buyer shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its and their respective representatives to hold, in confidence and not use any and all information of a proprietary or confidential nature, whether written or oral, concerning the Seller, except (i) to the extent that the Buyer can show that such information (A) is in the public domain or becomes generally known through no fault of the Buyer or any of its Affiliates or their respective representatives, or (B) is lawfully acquired by the Buyer or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, and (ii) as set forth in the next sentence. If the Buyer or any of its Affiliates or their respective representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of law, the Buyer shall promptly notify the Seller in writing and shall disclose only that portion of such information that the Buyer reasonably believes is legally required to be disclosed; provided, that the Buyer shall cooperate with the Seller at the Seller' expense in the Seller's efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b)From and after the Closing Date, the Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its and their respective representatives to hold, in confidence and not use any and all information of a proprietary or confidential nature, whether written or oral, concerning the Purchased Assets, except (i) to the extent that the Seller can show that such information (A) is in the public domain or becomes generally known through no fault of the Seller or any of its Affiliates or their respective representatives, or (B) is lawfully acquired by the Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and (ii) as set forth in the next sentence. If the Seller or any of its Affiliates or their respective representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of law, the Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information that the Seller reasonably believes is legally required to be disclosed; provided, that the Seller shall cooperate with the Buyer at the Buyer' expense in the Buyer's efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 7.7    Enforceability; Blue‑Pencil. Each of the Seller and Buyer recognize that the territorial, time and scope limitations set forth in Sections 7.4, 7.5, and 7.6 are reasonable and are properly required for the protection of the Buyer's and Seller's legitimate interest in client relationships, goodwill and trade secrets of the Product Business and Seller's business, respectively. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Buyer and Seller agree, and each of them submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.
Section 7.8    Remedies. The Seller acknowledges and agrees that the covenants set forth in Sections 7.4, 7.5, and 7.6 are reasonable and necessary for the protection of the Buyer's business interests, that irreparable injury will result to the Buyer if the Seller breaches any of the terms of Sections 7.4, 7.5, and 7.6, and that in the event of the Seller's actual or threatened breach of any of the provisions contained in Sections 7.4, 7.5, and 7.6, the Buyer will have no adequate remedy at law. The Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in Sections 7.4, 7.5, and 7.6, the Buyer shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
Section 7.9    Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any bulk transfer or similar law of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer. The Seller covenants and agrees to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims of the Seller's creditors or their representatives, agents, successors or assigns asserted against the Buyer resulting from such non-compliance.
Section 7.10    Receivables; Trade Returns; Rebates; Chargebacks.
(a)Receivables. If the Seller receives payment from customers of any amounts payable to the Buyer in respect of any Receivables relating to Products shipped after the Closing Date, the Seller shall remit such payments to the Buyer within twenty (20) days of receipt thereof. If the Buyer receives payment from customers of any amounts payable to the Seller in respect of any Receivables relating to Products shipped on or prior to the Closing Date, the Buyer shall remit such payments to the Seller within twenty (20) days of receipt thereof.
(b)Product Returns.
(i)From and after the Closing Date, Seller and Buyer shall be financially responsible for returned Product units in accordance with subsections (ii), (iii) and (iv), below. If either party or its Affiliate issues a credit or reimbursement for returned Product units for which the other party is financially responsible, or partly responsible, in accordance with subsections (ii), (iii) and (iv), below, the crediting or paying party shall bill the other party for reimbursement of such credits or payments, or the portion thereof for which such other party is responsible, in the case of Shared Lots. Each such invoice shall set forth such information as shall be reasonably necessary to support the invoice. Each party shall, within forty-five (45) days of its receipt of an invoice, pay the other party or its designee for the full invoiced amount. Such handling of returned Product units by Seller or Buyer, as applicable, and the issuance of any credits or other forms of reimbursement in connection therewith, shall be in accordance with the parties' respective then-current returned goods policies. Buyer hereby agrees that it shall take no actions to solicit or otherwise encourage Product returns after the Closing Date except as required by Governmental Rules. Notwithstanding the foregoing, if a third party claims a credit or other form of reimbursement in connection with a returned Product, which Seller or Buyer disagrees with or is not in accordance with their current returned goods policies, as applicable, but after (1) good faith discussions between Seller or Buyer and (2) the use of commercially reasonable efforts to refuse the credit, the third party continues to insist on the credit or reimbursement, then Seller or Buyer, as applicable, shall be entitled to invoice the other party or its designee for the credit or reimbursement as otherwise provided for in this Section 7.10(b). All returned Product units received by Seller or its Affiliates or Buyer or its Affiliates after the Closing Date shall be destroyed by such party, at the expense of the party financially responsible for such Product as described below, in accordance with its respective returned goods policies.
(ii)Seller shall be financially responsible for all returns of Product units sold into the distribution channel by or on behalf of Seller or its Affiliates on or prior to the Closing Date, which Product units shall be identified by lot numbers.
(iii)Buyer shall be financially responsible for all returns of Product units sold into the distribution channel from and after the Closing Date by or on behalf of Buyer, which Product units shall be identified by lot numbers.
(iv)With respect to returns of Product units that were sold from the same lot (a “Shared Lot”) by or on behalf of Seller or its Affiliates prior to the Closing Date and by or on behalf of Buyer after the Closing Date, the parties shall share the costs attributable to such returns based on the proportion of the Shared Lot units that was sold by or on behalf of Seller or its Affiliates on or prior to the Closing Date, on the one hand, and the proportion of the Shared Lot units, that was sold by or on behalf of Buyer after the Closing Date, on the other hand. Notwithstanding the foregoing, if Buyer sells Shared Lot units for a higher price than Seller, Seller's return costs shall be based on the price at which Seller sold its Shared Lot units and Buyer shall be responsible for the remainder of any return costs attributable to the Shared Lot. For example, assuming that Seller and Buyer are each responsible for 50% of returned Shared Lot units, and assuming that Seller sold Shared Lot units at $2 per unit and Buyer sold Shared Lot units at $3 per unit, and further assuming a return of 100 Shared Lot units that were sold at $3 per unit, for an aggregate return cost of $300, Seller only would be responsible for $100 of said return cost (50% of 100 Shared Lot units at $2 per unit) and Buyer would be responsible for the remaining $200 of said return cost.
(v)The parties shall cooperate following the Closing Date (including, without limitation, through tracking and exchange of lot number information and pro ration of amounts due pursuant to Assigned Contracts) from time to time and for such period as may reasonably be required to implement the intended allocation of economic responsibilities set forth in this Section 7.10(b).
(c)Processing of Chargebacks, Rebates and Other Charges. Each party (the “Receiving Party”) shall be responsible for reviewing, investigating, supporting, and processing any Chargeback, Rebate or other charge that is received by or otherwise asserted against such party by the applicable third party, regardless of whether such party is ultimately determined to be responsible for such claim. If the entity making such claim requests payment (rather than an offset or credit) and the Receiving Party is not responsible for such claim pursuant to Section 7.10(d), the Receiving Party may in its sole discretion either pay such claim and seek reimbursement from the other party, or deliver such claim and supporting documentation to the other party for payment. Each party shall provide any backup documentation reasonably requested by the other party which is necessary to review, investigate, support or process any such claim. The parties shall work together and in good faith to respond to any such claim that such responsible party determines is incorrect, consistent with historical practices. On the first (1st) Business Day following the Closing, the Seller and the Buyer shall issue a letter to the trade (wholesalers and distributors) and to commercial Chargeback customers advising such customers of the Seller's and the Buyer's responsibilities in connection with Contracts providing for payment of Chargebacks, indirect sales rebates, and administrative fees.
(d)Financial Responsibility for Chargebacks, Rebates and Other Charges. The cost of Chargebacks, Rebates and Other Charges first received after the Closing shall be borne by the parties as follows:
(i)Seller shall be responsible for and pay or reimburse (as applicable) the cost of all (A) Chargebacks first received by either party during the period beginning on the Closing Date and ending sixty (60) days after the Closing Date from Persons who were customers of the Product Business prior to the Closing Date, (B) Rebate requests first received by either party during the period beginning on the Closing Date, and ending two hundred seventy (270) days after the Closing Date from Persons who were, prior to the Closing Date, direct or indirect customers of the Product Business or payers that had a contractual or other right to receive Rebates to which Seller or any of its Affiliates were subject prior to the Closing Date, (C) Other Charges to the extent relating to any period prior to the Closing Date based on a contract or other right to which Seller or any of its Affiliates were subject in connection with the Business (regardless of when notice of such Other Charges was received), (D) any other Chargeback first received by a party more than sixty (60) days after the Closing Date, if and solely to the extent that such Chargeback clearly and unambiguously relates in whole or in part to any period ending on or prior to the sixtieth (60th) day after the Closing Date from Persons who were customers of the Product Business prior to the Closing Date, regardless of when a claim for such Chargeback is received, (E) any other Rebate first received by a party more than two hundred seventy (270) days after the Closing Date contemplated by the foregoing clause (B), if and to the extent that such Rebate clearly and unambiguously relates in whole or in part to any period ending on or prior to the two hundred seventieth (270th) day after the Closing Date from Persons who were customers of the Product Business prior to the Closing Date, regardless of when a claim for such Rebate is received, and (F) the cost of any Chargebacks, Rebates, or Other Charges related to a contract listed on Schedule 5.8(h).
(ii)Buyer shall be responsible for and pay or reimburse (as applicable) the cost of any Chargebacks, Rebates or Other Charges first received by a party after the Closing Date, except for such charges for which Seller is responsible under Section 7.10(d)(i). For the sake of clarity, and notwithstanding anything to the contrary in this Section 7.10(d), to the extent that any claim received for any Chargeback or Rebate is directly and without ambiguity based on sales of Products that were sold only under Buyer's or any of its Affiliates' NDC numbers, then Buyer or its Affiliates as applicable shall be responsible for and pay or reimburse (as applicable) the cost of such claim. For the avoidance of doubt, Buyer shall not be responsible for and pay or reimburse (as applicable) the cost of any Chargebacks, Rebates or Other Charges related to a contract listed on Schedule 5.8(h).
(e)Responsibility for Coupon Reimbursement. The Seller shall be responsible for any Coupon Reimbursement made by a third party payor or service provider to a retailer during the period beginning on the Closing Date and ending sixty (60) days after the Closing Date and for any Coupon Reimbursement related to a contract listed on Schedule 5.8(h). The Buyer shall be responsible for all other Coupon Reimbursements.
(f)Charges for which Seller is responsible according to the preceding terms of this Section 7.10(d) shall be deemed Retained Liabilities. Charges for which Buyer is responsible according to the preceding terms of this Section 7.10(d) shall be deemed Assumed Liabilities.
(g)A party seeking payment of or reimbursement for costs in accordance with this Section 7.10(d) shall provide a written invoice to the other party, and such invoice shall include reasonable supporting documentation of such claim. Payment under any such invoice shall be due within forty-five (45) days following receipt of such invoice by the party charged with payment.
(h)Notices. Notwithstanding any provision herein to the contrary, the Buyer shall be responsible for any notices to any Governmental Entities with respect to any changes in the AWP (average wholesale price) or WAC (weighted average cost) of the Product Inventory following the Closing Date, in each such case as may be required by any Governmental Rule.
(i)NDC Numbers. The Buyer shall obtain a new NDC Number in respect of the Product and commence use of such new NDC Number on Product labeling within fifteen (15) Business Days following the Closing Date. In connection with the foregoing, at the Closing the Seller shall grant to the Buyer an irrevocable, non-transferable, royalty-free license to use the Seller's NDC Number in respect of the Product in connection with the operation of the Product Business, which license shall remain in effect until such time as the Buyer has sold all saleable inventory of the Product on which the Seller's NDC Number was previously printed.
Section 7.11    Adverse Experience Reports. On or prior to the Closing Date, the Seller shall provide the Buyer with all adverse drug experience reports of the Products in the Territory, covering the seven (7) year period ending on the Closing Date. After the Closing Date, the Buyer will have all responsibility for investigating and reporting adverse experiences for the Product in the Territory arising after the Closing Date to any Governmental Entities and addressing any such Governmental Entities' inquiries related to the safety of the Products; provided, that after the Closing, the Seller shall assist the Buyer in the investigation of adverse experiences and product complaints reported after the Closing for Products manufactured or distributed by or for the Seller. After the Closing, the Seller shall within a reasonable time forward to the Buyer all adverse experience reports and product complaints for the Product received after the Closing by the Seller, or its agents, contractors or licensees that arose in the Territory.
Section 7.12    Notification to FDA; Customers.
(a)Notification to FDA. Immediately following the Closing, the Buyer and the Seller shall work together to make all filings with and give all notices to all Governmental Entities, including the FDA, required in connection with the transfer of the Regulatory Applications and Product Approvals. The parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Entity to effect such transfer.
(b)Notification of Customers. Immediately following the Closing, the Buyer shall be responsible for receiving and processing Customer Orders and for shipping and invoicing customers in the Territory for the Product. Promptly following the Closing, the parties shall jointly issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that the Buyer has acquired the Product in the Territory, all future Product orders in the Territory are to be placed with the Buyer, all returns of Finished Goods are to be delivered to the Buyer, and providing the appropriate contact information for the Buyer's personnel. After the issuance of such letter, the parties will at all times reasonably cooperate in (a) notifying and continuing to notify such customers that all future Product orders are to be placed with the Buyer and that all returns of Finished Goods are to be delivered to the Buyer and (b) taking such other actions as are reasonably necessary to effect the foregoing.
Section 7.13    Wind-Down. As of the Closing Date, Buyer shall cease use of the Seller Trademarks; provided, however, that it shall have the right to sell-down or use-down the existing inventories of Product, Product packaging, Product Marketing Materials, and any other materials used in connection with the Product that bear a Seller Trademark.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
Section 8.1    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer) of each of the following conditions as of the Closing:
(a)The Seller shall have delivered to the Buyer a certificate of its Secretary dated as of the Closing Date and certifying that attached thereto are (i) true and complete copies of the correct certificate of incorporation and bylaws of Seller, and all amendments thereto, (ii) true copies of all corporate actions taken by it, including resolutions adopted by its Board of Directors authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted by it in connection with the transactions contemplated by this Agreement, and (iii) certificates of good standing from the Secretary of State of Delaware, dated as of a date not more than five (5) days prior to Closing, certifying that the Seller is in good standing in Delaware.
(b)The Seller shall have executed (and/or caused the appropriate Affiliate thereof to execute) and delivered to the Buyer: (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the License Agreement; (iv) the Trademark Assignment; and (v) any other agreements, documents or certificates contemplated hereby.
(c)The Seller shall have obtained the consent of each Person set forth in Schedule 8.1(c) and any Governmental Authority whose consent is required under the Assigned Contracts or otherwise to consummate the transactions contemplated hereby and shall have provided evidence to the Buyer of each such Consent in form and substance satisfactory to the Buyer (the “Required Consents”).
(d)The Seller shall have delivered to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code §1445 stating that the Seller is not a “foreign person” as defined in Code §1445.
Section 8.2    Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller), of each of the following conditions as of the Closing:
(a)The Buyer shall have delivered to the Seller the Purchase Price in accordance with Section 3.1.
(b)The Buyer shall have delivered to the Seller a certificate of the Secretary of the Buyer dated as of the Closing Date and certifying that attached thereto are true and complete copies of the current certificate of formation and operating agreement of Buyer and all resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted by the Buyer in connection with the transactions contemplated by this Agreement.
(c)The Buyer will have executed and delivered to the Seller: (i) the Assignment and Assumption Agreement; (ii) the License Agreement; (iii) the Trademark Assignment; and (iv) any other agreements, documents or certificates contemplated hereby.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. Each of the respective representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing for a period of fifteen (15) months, except that: (a) the representations and warranties of the Seller set forth in Section 5.1 (Organization; Good Standing), Section 5.2 (Authority; Execution and Delivery), Section 5.4(a) (Title to Purchased Assets) and Section 5.10 (No Brokers) (collectively, the “Fundamental Seller Representations”) shall survive indefinitely after the Closing; and (b) the representations and warranties of the Buyer set forth in Section 6.1 (Organization; Good Standing), Section 6.2 (Authority; Execution and Delivery), and Section 6.9 (No Brokers) (collectively, the “Fundamental Buyer Representations”) shall survive indefinitely after the Closing. Notwithstanding anything to the contrary in this Section 9.1, if a Indemnification Claim Notice has been provided by an Indemnified Party to an Indemnifying Party concerning the breach of a representation and warranty set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty and the Indemnified Party thereafter pursues the claim(s) set forth in such Indemnification Claim Notice in good faith, the end of the survival period of such representation and warranty shall be extended, solely with respect to such claim(s) and any other claim(s) reasonably related thereto or concerning the same facts, until such later date as such claim(s) have been fully and finally resolved in accordance with this Article IX. Each of the covenants and agreements of the Parties contained in this Agreement shall survive and remain in full force until such covenant is fully performed or observed for the applicable periods described herein or, if no such period is specified, indefinitely.
Section 9.2    Indemnification by the Seller.
(a)Subject to Section 9.2(b), the Seller agrees to indemnify the Buyer and its Affiliates and their respective officers, directors, employees, successors and assigns (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Loss arising or resulting from or relating to the following:
(i)any breach of, or inaccuracy in, any of the Seller's representations or warranties in this Agreement or any of the Seller Transaction Documents;
(ii)any breach or noncompliance by the Seller of or with any covenants or agreements contained in this Agreement, whether required to be performed on, prior to, or after the Closing;
(iii)any Excluded Asset or Excluded Intellectual Property;
(iv)any Retained Liability;
(v)the ownership and operation of the Purchased Assets on or prior to the Closing Date;
(vi)any Product shipped by the Seller on or prior to the Closing Date;
(vii)any Product sold by the Seller outside of the Territory.
(b)The Seller shall not be liable for indemnification under Section 9.2(a)(i) until the aggregate dollar amount of all Losses exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket”), at which point the Seller shall be liable for the full amount of such Losses from the first dollar. In no event shall the Seller be liable for indemnification under Section 9.2(a)(i) for Losses exceeding Three Hundred Ten Thousand Dollars ($310,000.00) (the “Cap”). Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to any breach of, or inaccuracy in, any Fundamental Seller Representation or any fraud or willful or intentional misrepresentation by the Seller.
(c)The Seller shall not be liable for indemnification under Section 9.2(a)(i) relating to an individual claim (or a series of related claims) resulting in damages in the amount of Five Thousand Dollars ($5,000.00) or less (a “De Minimis Claim”), regardless of whether or not aggregate damages have exceeded the Basket; nor shall the amount of any such De Minimis Claims be taken into account in determining whether the Basket has been reached.
Section 9.3    Indemnification by the Buyer.

(a)Subject to Section 9.3(b), the Buyer agrees to indemnify the Seller and its Affiliates and their respective officers, directors, employees, successors and assigns (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises or results from or relates to the following:
(i)any breach of, or inaccuracy in, any of the Buyer's representations or warranties in this Agreement or any of the Buyer Transaction Documents;
(ii)any breach or noncompliance by the Buyer of or with any covenants or agreements contained in this Agreement, whether required to be performed on, prior to, or after the Closing;
(iii)any Assumed Liability;
(iv)the ownership, operation or use of the Purchased Assets after the Closing Date; or
(v)any Product shipped after the Closing Date, except for losses arising from a breach by the Seller of any of its representations and warranties set forth herein or any obligations of the Seller with respect to such Product herein.
(b)The Buyer shall not be liable for indemnification under Section 9.3(a)(i) until the aggregate dollar amount of all Losses exceeds the Basket, at which point the Buyer shall be liable for the full amount of such Losses from the first dollar. In no event shall the Buyer be liable for indemnification under Section 9.3(a)(i) for Losses exceeding the Cap. Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to any breach of, or inaccuracy in, any Fundamental Buyer Representation or any fraud or willful or intentional misrepresentation by the Buyer.
Section 9.4    Procedure.
(a)A party claiming indemnification pursuant to this Article IX (an “Indemnified Party”) shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article IX (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and, to the extent known, the amount of the liability estimated to accrue therefrom (the “Indemnification Claim Notice”); provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such failure.
(b)If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party) by providing written notice thereof to the Indemnified Party within thirty (30) days following receipt of the Indemnification Claim Notice; provided, however, that if the Indemnifying Party's assumption of the defense of any Third Party Claim would result in a conflict of interest arising out of the joint representation by legal counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be entitled to engage separate legal counsel to represent the Indemnified Party (which counsel shall be reasonably satisfactory to the Indemnified Party) at the Indemnifying Party's sole cost and expense and, if the Indemnifying Party fails to do so during the thirty (30) day period referred to above, the Indemnifying Party shall not be entitled to assume the Indemnified Party's defense of such Third Party Claim. Prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible for all liabilities and obligations relating to such Third Party Claim and that it will provide full indemnification to the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party shall not be entitled to assume control of such defense if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third Party Claim primarily seeks an injunction or other equitable relief against the Indemnified Party; (C) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; or (D) the Indemnified Party reasonably believes that the Loss relating to such Third Party

Claim could be materially adverse to the Purchased Assets or Product Business or exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Article IX. Any Indemnified Party shall have the right to employ separate counsel in any such defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have not, within the time after having been notified by the Indemnified Party of the existence of the Third Party Claim as provided in the first sentence of this Section 9.4(b), assumed the defense of such Third Party Claim, or (ii) in the event of a conflict of interest situation, failed to engage separate legal counsel to represent the Indemnified Party.
(c)If the Indemnifying Party assumes the defense of a Third Party Claim, it will take all steps necessary to defend, prosecute or settle such claim. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnified Party will provide reasonable cooperation in the defense of the Third Party Claim. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), unless (A) there is no finding or admission of any violation of Governmental Rules or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.
(d)In the event that (i) an Indemnified Party gives an Indemnification Claim Notice to the Indemnifying Party and the Indemnifying Party fails or elects not to assume the defense of such Third Party claim that the Indemnifying Party had the right to assume under this Section 9.4 or (ii) the Indemnifying Party is not entitled to assume the defense of the Third Party Claim pursuant to this Section 9.4, the Indemnified Party shall have the right, with counsel of its choice, to defend, conduct and control the defense of the Third Party Claim and/or to settle or consent to the entry of judgment with respect to such Third Party Claim, at the sole cost and expense of the Indemnifying Party. In each case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party will provide reasonable cooperation in the defense of the Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. In connection with any Third Party Claim in the United States, the Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Third Party Claim is brought against any Indemnified Party for purposes of any claim that the Indemnified Party may have under this Article IX with respect to such Third Party Claim or the matters alleged therein and agrees that process may be served on the Indemnifying Party with respect to such a claim anywhere in the United States.
(e)Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnified Party or the Indemnifying Party, as the case may be, in connection with the defense of any Third Party Claim, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, that each party shall use its commercially reasonable efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney client and work product privileges.
Section 9.5    Sole Remedy. Except with respect to an action based upon an allegation of fraud or with respect to which equitable relief is sought (and solely to the extent such action seeks equitable relief) or as otherwise provided in this Agreement, (a) the sole remedy of the Buyer and the Seller for any and all damages with respect to this Agreement shall be the indemnity set forth in this Article IX, and (b) neither the Buyer nor the Seller nor any Affiliate thereof will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other parties with respect to this Agreement, all of such remedies, entitlements and recourse being expressly waived by the parties hereto to the fullest extent permitted by law.

Section 9.6    Payment Net of Insurance Proceeds. The amount of any damage or indemnification payable pursuant to this Article IX shall be net of any insurance proceeds actually received by the Indemnified Party in connection with the circumstances giving rise to the claim (net of any costs of collection, including deductibles and premium increases). Nothing in this section shall be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any claim hereunder.
Section 9.7    Manner of Payment. Any payment to any Indemnified Party for indemnification under Section 9.2 or 9.3 shall be effected by wire transfer of immediately available funds from or on behalf of the indemnifying party to an account designated by the Indemnified Party within five (5) Business Days after the date of the final determination of any amounts due and owing under this Article IX.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.
Section 10.2    Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or sent, addressed as follows:

(a)if to the Buyer, to:
Actient Pharmaceuticals LLC
150 S. Saunders Rd., Suite 120
Lake Forest, IL 60045
Facsimile: (847) 607-9019
Attn: Edward J. Fiorentino

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Facsimile: (312) 862-2200
Attn: Sanford E. Perl, P.C.
(b)
(b)if to the Seller, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza One, Second Floor
Livingston, NJ 07039
Attention:    General Counsel
Facsimile:    973-994-3001

with a copy to:

Gibbons P.C.
One Gateway Center
Newark, New Jersey 07102-5310
Attention: Robert F. Coyne, Esq.
Facsimile: 973-639-6478

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) facsimile; or (iii)

nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address or facsimile number specified in this Section 10.2 (or in accordance with the latest unrevoked direction from the receiving party) or if such day is not a Business Day, on the next Business Day.

Section 10.3    Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.5    Counterparts. This Agreement may be executed by facsimile or portable document format (PDF) transmission and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered by each party hereto to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.
Section 10.6    Entire Agreement; Schedules, Exhibits and Other Documents. This Agreement (together with the Schedules and Exhibits attached hereto), together with the Seller Transaction Documents and the Buyer Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof. The Schedules, Exhibits, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made by a party in any of the Schedules or certificates delivered by it pursuant to this Agreement shall be deemed responsive to any other disclosure obligation of such party hereunder where it is reasonably apparent from the context of such disclosure that it is responsive to such other disclosure obligation.
Section 10.7    Third Party Beneficiaries. Except as specifically provided herein, this Agreement is intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as achieved through the indemnification clause set forth in Sections 9.2 and 9.3.
Section 10.8    Governing Law; Submission to Jurisdiction. This Agreement will be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party (a) submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding brought by the other party arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
Section 10.9    Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement, the Seller Transaction Documents or the Buyer Transaction Documents or the transactions contemplated hereby or thereby and for any counterclaim therein.

Section 10.10    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by either party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 10.11    Publicity. Neither party shall issue any press release with respect to this Agreement, the Seller Transaction Documents, the Buyer Transaction Documents or the transactions contemplated hereby and thereby unless such press release has first been approved by the other party in its sole discretion. After such a press release is disseminated in accordance with the preceding sentence, each party may issue further press releases and similar announcements without the consent of any other party, provided that each such press release or similar announcement contains, with respect to information concerning this Agreement, the Seller Transaction Documents, the Buyer Transaction Documents and the transactions contemplated hereby and thereby, solely the information that is contained in a press release previously approved in accordance with this Section 10.11. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party's counsel may be required by a Governmental Rule or the rules of any stock exchange on or through which such party's or its Affiliates' securities trade; provided, however, that the party making such disclosure shall provide the nondisclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto shall coordinate with one another regarding the timing, form and content of such disclosure. Notwithstanding the foregoing, the Buyer will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to its and its Affiliates' authorized representatives and employees, (ii) to its and its Affiliates' investors in connection with summary information about their financial condition, (iii) to any of its Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom they disclose such information in the ordinary course of business, and (iv) any bona fide prospective purchaser of the equity or assets of the Buyer or its Affiliates.
Section 10.12    Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that, so long as any such successor or assign agrees in writing to be bound by this Agreement, either party may assign this Agreement and any or all of its rights and obligations under this Agreement, without the prior written consent of the other party, (i) to an Affiliate or to a successor to the relevant portion of the assigning party's business by reason of merger, sale of its assets or stock or any similar transaction, and (ii) to its and its Affiliates' lenders as collateral security; provided, that prior to such assignment, the assigning party provides to the nonassigning party written notice of such transfer. Any permitted assignee shall assume all obligations of its assignor under this Agreement (although, in the event of an assignment of the Product, such obligations will be limited to the obligations under this Agreement that relate to the Product). No assignment shall relieve either party of its responsibility for compliance with and the performance of any obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date hereof.

BUYER:

ACTIENT PHARMACEUTICALS LLC

By:    /s/ Edward Fiorentino
Name: Edward Fiorentino
Title: Chief Executive Officer

SELLER:

COLUMBIA LABORATORIES, INC.

By:    /s/ Frank C. Condella, Jr.
Name: Frank C. Condella, Jr.
Title: President and Chief Executive Officer

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit B

Form of Bill of Sale

Exhibit C

Form of License Agreement

Exhibit D

Purchase Price Allocation

Exhibit E

Disclosure Schedule

Exhibit F

Form of Trademark Assignment

Exhibit G
Channel Value Purchase Price Adjustment